EXHIBIT 5.1

300 E. Second Street, Suite 1510 Reno, NV 89501 PH (775) 788-2200 | FX (775) 786-1177 fennemorecraig.com

July 14, 2020

Artelo Biosciences, Inc.

888 Prospect Street, Suite 210

La Jolla, CA  92037

Re:       Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel for Artelo Biosciences, Inc., a Nevada corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on February 3, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). We are delivering this supplemental opinion letter in connection with the Prospectus Supplement No. 3 filed on July 14, 2020 (the “Prospectus Supplement”), by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $774,599 in shares of the common stock of the Company, par value $0.001 (the “Shares”), covered by the Registration Statement. The Shares are being offered and sold by the sales agent named in, and pursuant to, an Equity Distribution Agreement between the Company and the sales agent dated April 13, 2020 (the “Equity Distribution Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Equity Distribution Agreement.

In rendering the opinions set forth herein, we have reviewed the following:

1.	The Equity Distribution Agreement;

2.	The Registration Statement;

3.	The prospectus dated February 3, 2020;

4.	The Prospectus Supplement;

5.	The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

6.	The Bylaws of the Company, as certified by an officer of the Company as of the date hereof; and

7.

Resolutions of the Board of Directors of the Company, adopted at a meeting of the Board of Directors of the Company on April 9, 2020 (the “Equity Distribution Resolutions”), relating to the authorization of the Equity Distribution Agreement, and the issuance of the Shares, as certified by an officer of the Company as of the date hereof.

Artelo Biosciences, Inc. July 14, 2020 Page 2

We have examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have relied upon the certificates of all public and corporate officials with respect to the accuracy of all matters contained therein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the documents listed above.  We have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Equity Distribution Resolutions (the “Minimum Price”) and that no event occurs that causes the number of authorized Shares available for issuance by the Company to be less than the number of unissued Shares that may be issued for the Minimum Price. We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, common stock as is necessary to provide for the issuance of the Shares.

Based on and subject to the foregoing and the qualifications, limitations, exceptions and assumptions set forth below, it is our opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Equity Distribution Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect.  We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada.  By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada.  Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.  Your acceptance of this opinion shall constitute your agreement to the foregoing.

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We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.  We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Common Stock.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.  The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the common stock of the Company.

Very truly yours, /s/ Fennemore Craig, P.C. Fennemore Craig, P.C.

CDOL